Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
Flagstar Bancorp, Inc. Closes Common Stock Offering
TROY, Mich., March 31, 2010 — Flagstar Bancorp, Inc. (NYSE: FBC) (the “Company”), the holding company for Flagstar Bank, FSB, announced today that it has completed its previously announced registered offering of 575 million shares of common stock, which includes 75 million shares issued pursuant to the underwriters’ over-allotment option, which was exercised in full on March 29, 2010. The offering resulted in aggregate net proceeds of approximately $276.1 million, after deducting underwriting fees and estimated offering expenses. The public offering was underwritten by Sandler O’Neill & Partners, L.P., as book-running manager, and Keefe, Bruyette & Woods, Inc., as co-manager.
The Company is a savings and loan holding company headquartered in Michigan with $14.0 billion in total assets as of December 31, 2009. At December 31, 2009, the Company operated 165 banking centers in Michigan, Indiana and Georgia and 23 home loan centers in 14 states and originates residential mortgage loans nationwide.